Exhibit 99.12

SIDE LETTER TO NOMINATING AND SUPPORT AGREEMENT

This SIDE LETTER TO NOMINATING AND SUPPORT AGREEMENT (this “Side Letter”) is made and entered into as of October 27, 2025, by and among (i) WeRide, Inc., a Cayman Islands exempted company (“Parent”), (ii) Tony Xu Han, (iii) Yan Li, and (iv) Alliance Ventures, B.V., a private company with limited liability under Dutch law. Each of the persons set out above are hereinafter collectively referred to as the “parties.”

The parties entered into a nominating and support agreement dated July 26, 2024 (the “Agreement”). In accordance with Section 3 (Termination) of the Agreement, the parties hereto, intending to be legally bound, do hereby agree to terminate the Agreement effective upon the listing of Parent’s class A ordinary shares, par value US$0.00001 per share, on the Main Board of The Stock Exchange of Hong Kong Limited (the “Termination Condition”). Notwithstanding anything else to the contrary, until the occurrence of the Termination Condition, the Agreement shall continue in full force and effect.

This Side Letter shall be governed by and construed in accordance with the laws of the Cayman Islands (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

This Side Letter may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Side Letter. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Side Letter.

This Side Letter and the Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and except as provided in this Side Letter, supersedes and cancels all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, oral and written, with respect to the subject matter hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Side Letter as of the date first above written.

PARENT:

WeRide Inc.

By:	/s/ Tony Xu Han
Name:	Tony Xu Han
Title:	Director & CEO

[Signature Page to Side Letter to Nominating and Support Agreement]

FOUNDERS:

By:	/s/ Tony Xu Han
Name:	Tony Xu Han

By:	/s/ Yan Li
Name:	Yan Li

[Signature Page to Side Letter to Nominating and Support Agreement]

Alliance Ventures, B.V.:

ALLIANCE VENTURES, B.V.

By:	/s/ Veronique Sarlat-Depotte
Name:	Veronique Sarlat-Depotte
Title:	Authorized Signatory

[Signature Page to Side Letter to Nominating and Support Agreement]